Exhibit 10.1

EXECUTION COPY

COOPERATION AGREEMENT

This AGREEMENT, dated as of May 25, 2017 (this “Agreement”), is made and entered into by RAIT Financial Trust, a Maryland real estate investment trust (the “Company”), and each of the persons set forth on the signature page hereto (each, an “Investor” and collectively, the “Investors” or the “Investor Group”);

WHEREAS, the Investor Group is deemed to beneficially own (i) Common Shares of Beneficial Interest, $0.03 par value per share, of the Company (the “Common Shares”), totaling, in the aggregate, 5,629,242 Common Shares, constituting approximately 6.1% of the Common Shares outstanding as of the date hereof, (ii) 7.75% Series A cumulative redeemable preferred shares of the Company, liquidation preference $25.00 per share, $0.01 par value per share (the “Series A Preferred Shares”), totaling in the aggregate, 42,550 Series A Preferred Shares, constituting approximately 0.8% of the Series A Preferred Shares outstanding as of the date hereof, (iii) 8.375% Series B cumulative redeemable preferred shares of the Company, liquidation preference $25.00 per share, $0.01 par value per share (the “Series B Preferred Shares”), totaling in the aggregate, 26,200 Series B Preferred Shares, constituting approximately 1.1% of the Series B Preferred Shares outstanding as of the date hereof, and (iv) 8.875% Series C cumulative redeemable preferred shares of the Company, liquidation preference $25.00 per share, $0.01 par value per share (the “Series C Preferred Shares,” and together with the Series A Preferred Shares and Series B Preferred Shares, the “Preferred Shares”), totaling in the aggregate, 93,239 Series C Preferred Shares, constituting approximately 5.7% of the Series C Preferred Shares outstanding as of the date hereof;

WHEREAS, (i) on February 23, 2017, the Investor Group submitted a purported advance notice of nomination to the Company (the “Purported Shareholder Notice”), on behalf of one of the Investors, Highland Select Equity Master Fund, L.P. (“Highland Select”), in respect of Highland Select’s intention to nominate, and to solicit proxies for the election of, five (5) individuals as trustee candidates to the Company’s board of trustees (the “Board”) at the 2017 Annual Meeting of Shareholders of the Company (including any adjournment, postponement or rescheduling thereof, the “2017 Annual Meeting”), and (ii) the Investor Group has taken steps to prepare for a contested solicitation of proxies from the Company’s shareholders in connection with the 2017 Annual Meeting to seek the election to the Board of the five (5) individuals named in the Purported Shareholder Notice (the “Proxy Contest”); and

WHEREAS, the Company and the Investor Group, without admitting to any of the matters asserted by any of the parties, have determined to come to an agreement with respect to certain matters related to the termination of the Proxy Contest, the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Actions by the Company.

(a)    Identification and Appointment of New Trustees.

(i)    Following the certification of the vote of the Company’s shareholders at the 2017 Annual Meeting, but no later than forty-five (45) calendar days from the execution of this Agreement, the Board shall appoint either Nancy Jo Kuenstner or Andrew C. Richardson (with such selection of either being in the Board’s sole discretion) to its membership (the “New Trustee”), provided either such individual continues to be willing to serve on the Board and consents to serve as a member of the Board. The Investor Group has provided the Company with an executed consent dated no earlier than the calendar day immediately preceding the execution of this Agreement whereby each of Nancy Jo Kuenstner and Andrew C. Richardson have agreed to serve on the Board if either was to be appointed to the Board.

(ii)    Within one hundred twenty (120) calendar days from the execution of this Agreement, the Company shall appoint a new trustee (the “Second New Trustee”) who shall not be an Affiliate or Associate (as defined below) of any Investor (or a previous member of a Schedule 13D group with any member of the Investor Group) unless approved by the Board in the Board’s sole discretion. The first time that the Board’s Nominating and Governance Committee (the “Governance Committee”) recommends to the Board a trustee candidate to be appointed as the Second New Trustee, the Investor Group shall be notified and given the opportunity to review the trustee candidate’s resume and, within three business days of being so notified, given the right to notify the Company that it rejects such candidate and, if so rejected, such candidate would not be appointed to the Board. Thereafter, with respect to future trustee candidates recommended by the Governance Committee to be appointed as the Second New Trustee, the Investor Group shall have no further veto right or input into the selection of the Second New Trustee.

(iii)    The individuals appointed by the Board to serve as the New Trustee and the Second New Trustee shall be appointed to the Board to serve in office for a term of office that expires at the 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”).

(iv)    The Company agrees that if neither Nancy Jo Kuenstner nor Andrew C. Richardson continues to be willing to serve on the Board through the date by which a New Trustee is required to be appointed pursuant hereto, or if, prior to the 2018 Annual Meeting, the New Trustee or any Replacement Trustee (as defined below) is unable to serve on the Board, resigns from the Board or is removed from the Board, and at such time the Investor Group beneficially owns in the aggregate at least five percent (5.0%) of the then-outstanding Common Shares (subject to adjustment for stock splits, reclassifications, combinations and similar actions by the Company that increase the number of outstanding Common Shares), the Company and Investor Group will discuss in good faith a mutually agreed upon recommendation to the Governance Committee of the appointment of a substitute person to fill the resulting vacancy for the remaining term of such trustee expiring at the 2018 Annual Meeting. Any such substitute person shall (A) not be an Affiliate or Associate of any Investor (or a previous member of a Schedule 13D group with any Investor) unless approved by the Board in the Board’s sole discretion, (B) be expected to qualify as “independent” pursuant to the New York Stock Exchange’s listing standards and the Company’s Amended and Restated Declaration of Trust, (C) have the relevant financial and business experience to fill the resulting vacancy, and (D) be no less qualified to serve as a member of the Board than the trustee he or she is replacing. The appointment of any such substitute person to the Board shall be subject to the approvals of the Governance Committee and the Board, after each exercises its fiduciary duties in good faith, which approvals shall not be unreasonably withheld (any such replacement nominee appointed in accordance with the terms of this Section 1(a)(iv) is referred to herein as the “Replacement Trustee”). Upon the acceptance of a Replacement Trustee candidate by the Board, the Board will appoint such Replacement Trustee candidate to the Board no later than five (5) business days after the Governance Committee’s recommendation of such Replacement Trustee candidate. Thereafter, such Replacement Trustee will be considered the New Trustee for purposes of this Agreement. In the event the Board does not accept the Replacement Trustee candidate jointly recommended by the Company and the Investor Group, the parties shall continue to follow the procedures set forth in this Section 1(a)(iv) until a Replacement Trustee candidate is appointed to the Board.

(b)    Rights and Benefits of the New Trustee and the Second New Trustee. The Company agrees that the New Trustee and the Second New Trustee shall receive (i) the same benefits of trustee and officer insurance, and any indemnity and exculpation arrangements available generally to the trustees on the Board, (ii) the same cash retainer fees (pro-rated for partial year of service) for service as a trustee on the Board as the retainer fees received by other non-management trustees on the Board during the period of such trustee’s service on the Board, (iii) the same equity awards as are granted to other non-management trustees of the Board during the period of such trustee’s service on the Board, and (iv) such other benefits on the same basis as all other non-management trustees on the Board, including, without limitation, having the Company prepare and file with the Securities and Exchange Commission (the “SEC”), at the Company’s expense, any Forms 3, 4 and 5 under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) that are required to be filed by each trustee of the Company.

(c)    Shareholder Engagement. During the Cooperation Period (as defined below), no less frequently than once every sixty (60) days, one or more members of the Company’s management shall use its commercially reasonable efforts to schedule a telephonic meeting with a representative of the Investor Group to discuss information regarding the Company that the Company has, prior to such meeting, publicly disclosed. Such meeting shall be arranged through communication between the Company’s Director of Investor Relations, Chief Financial Officer or General Counsel and the Investor Group Representative (as defined below).

2.    Actions by the Investor Group.

(a)    Board Policies and Procedures. The Investor Group acknowledges that the New Trustee shall be required to comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, as in effect from time to time, including, but not limited to, the Company’s Code of Conduct, and policies on confidentiality, ethics, hedging and pledging of Company securities, public disclosures, stock trading, and stock ownership, and the New Trustee shall be required to strictly preserve the confidentiality of Company business and information, including the discussion of any matters considered in meetings of the Board or Board committees whether or not the matters relate to material non-public information, unless previously publicly disclosed by the Company. The New Trustee shall provide the Company with such information as is reasonably requested by the Company concerning the New Trustee as is required to be disclosed under applicable law or stock exchange regulations, including the completion of the Company’s standard trustee and officer questionnaire.

(b)    Withdrawal of Purported Shareholder Notice. Effective immediately, Highland Select and the other members of the Investor Group hereby irrevocably withdraw the Purported Shareholder Notice and any and all amendments and supplements thereto, agree not to bring any other nominations, business or proposals before or at the 2017 Annual Meeting and, during the Standstill Period (as defined below), agree not to deliver to the Company or any representative thereof any advance notices of nominations, shareholder proposals, or requests for the Board to set a record date with respect to any meeting of, or action by, the Company’s shareholders.

(c)    Termination of Proxy Contest. Effective immediately, the Investor Group hereby irrevocably terminates the Proxy Contest and all solicitation and other activities in connection therewith and agrees not to vote, not cause to be voted, and to discard, all proxies solicited by the Investor Group that have been received, and are received, in connection with the Proxy Contest.

(d)    Voting Agreement.

(i)    Shareholders Meetings. At each annual and special meeting of shareholders held prior to the expiration of the Cooperation Period, each of the Investors agrees to (A) appear, in person or by execution of the Company’s proxy card, at such shareholders’ meeting or otherwise cause all Common Shares beneficially owned by each Investor and their respective Affiliates and Associates (as defined below) to be counted as present thereat for purposes of establishing a quorum; (B) vote, or cause to be voted, all Common Shares beneficially owned by each Investor and their respective Affiliates and Associates on the Company’s proxy card or voting instruction form (1) in favor of each of the nominees for election as trustees nominated by the Board and recommended by the Board (and not in favor of any other nominees to serve on the Board), and (2) in accordance with the Board’s recommendations with respect to each of the proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s definitive proxy statement and any supplements thereto, including in favor of all matters recommended by the Board for shareholder approval and against all matters which the Board recommends against shareholder approval; provided however that, in connection with any matter to be voted upon by the Company’s shareholders (other than nominees for election to the Board as trustees), after the certification of the vote of the Company’s shareholders at the 2017 Annual Meeting, to the extent that the recommendation of Institutional Shareholder Services Inc. (“ISS”) differs from the Board’s recommendation with respect to such matter, the Investors may vote on the Company’s proxy card or voting instruction form in accordance with the recommendation of ISS; and (C) not execute any proxy card or voting instruction form in respect of such shareholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Company or the Board.

(ii)    Actions By Written Consent. In connection with any action by written consent that is sought to be taken by any party, other than the Company or the Board, prior to the expiration of the Cooperation Period, each of the Investors agrees not to vote and shall take all necessary action, including, without limitation, the execution and completion of any consent revocation card solicited by the Company or the Board, in accordance with the recommendation of the Board, to cause not to be voted, any of the Common Shares beneficially owned by each Investor and/or their respective Affiliates and Associates on any consent card related to or affecting the removal, replacement or election of Board members and solicited by any party, other than the Company or the Board. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(d)(ii).

(iii)    Special Meeting Demands. In connection with any demand by a shareholder of the Company that the Company call a special meeting of shareholders, made prior to the expiration of the Cooperation Period, each of the Investors agrees not to vote and shall take all necessary action, including, but not limited to, the execution and completion of any consent revocation card solicited by the Company or the Board in accordance with the recommendation of the Board, to cause not to be voted, any of the Common Shares beneficially owned by each Investor and/or their respective Affiliates and Associates for any special meeting demand proposed or sought to be made by any party. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(d)(iii).

3.    Standstill and Cooperation.

(a)    Each Investor agrees that, from the date of this Agreement until the expiration of the Standstill Period, without the prior written consent of two-thirds of the members of the Board in office, specifically expressed in a written resolution, neither it nor any of its Related Persons (as defined below) will, and it will cause each of its Related Persons not to, directly or indirectly, alone or Acting in Concert (as defined below) with others, in any manner:

(i)    propose or publicly announce or otherwise publicly disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (x) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any of its subsidiaries, (y) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (z) any form of tender or exchange offer for the Common Shares, whether or not such transaction involves a change of control of the Company;

(ii)    engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company in opposition to any recommendation or proposal of the Board;

(iii)    seek to advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company;

(iv)    except as otherwise set forth in this Agreement, take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of trustees or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Amended and Restated Declaration of Trust or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(v)    call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Company’s Amended and Restated Declaration of Trust or Bylaws, including, but not limited to, a “town hall meeting;”

(vi)    seek, alone or in concert with others, representation on the Board, except as expressly permitted by this Agreement;

(vii)    initiate, encourage or serve as a “participant” (as such term is defined in Instruction 3 of Item 4 of Schedule 14A under the Exchange Act) in any “vote no,” “withhold” or similar campaign;

(viii)    seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of trustees with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any trustees of the Company or with respect to the submission of any shareholder proposals (including any submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act);

(ix)    form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Shares (other than the Investor Group); provided, however, that nothing herein shall limit the ability of an Affiliate or Associate of the Investor Group to join the Investor Group following the execution of this Agreement, so long as any such Affiliate or Associate agrees to be bound in writing by the terms and conditions of this Agreement;

(x)    demand a copy of the Company’s list of shareholders or its other books and records pursuant to any other statutory right, whether under the laws of the State of Maryland or any other jurisdiction;

(xi)    commence, encourage, or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or trustees in order to, directly or indirectly, effect any of the actions expressly prohibited by this Agreement or cause the Company to amend or waive any of the provisions of this Agreement; provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Investor from bringing litigation to enforce the provisions of this Agreement;

(xii)    disclose publicly or privately, in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities (including common and preferred equity interests and debt that is convertible into any equity interests) or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xiii)    enter into any negotiations, agreements or understandings with any person or entity with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xiv)    make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party;

(xv)    take any action challenging the validity or enforceability of any of the provisions of this Section 3 or publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Agreement, or (B) take any action challenging the validity or enforceability of any provisions of this Section 3; or

(xvi)     otherwise take, or solicit, cause or encourage others to take, any action inconsistent with the foregoing.

(b)    Each Investor (other than Edward S. Friedman) agrees that, from the date of this Agreement until the expiration of the Cooperation Period, without the prior written consent of two-thirds of the members of the Board in office, specifically expressed in a written resolution, neither it nor any of its Related Persons (as defined below) will, and it will cause each of its Related Persons not to, directly or indirectly, alone or Acting in Concert (as defined below) with others, in any manner:

(i)    acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any additional securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities of the Company, that would result, or could result, in the Investor Group owning, in the aggregate (amongst all of the Investors and any Affiliate or Associate thereof), in excess of 8.5% of the Common Shares outstanding or, with respect to the Preferred Shares, in excess of (i) 7.5% of the Series A Preferred Shares outstanding, (ii) 7.5 % of the Series B Preferred Shares outstanding, and (iii) 9.8% of the Series C Preferred Shares outstanding;

(ii)    sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, a number of the Common Shares (or securities convertible into Common Shares) on any trading day in excess of twenty-five percent (25%) of the thirty (30) day average daily trading volume of the Common Shares on the New York Stock Exchange as determined on the trading day immediately preceding the date of execution of this Agreement; provided, however, that this provision shall not restrict an Investor from engaging in any transaction with respect to Common Shares, in excess of such volume restrictions where such restriction violates any applicable law that such Investor is subject to as of the date of this Agreement;

(iii)    sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities held by the Investors to any Affiliate or Associate of the Investors not a party to this Agreement;

(iv)    sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities held by the Investors to any person or entity that would knowingly result in such person or entity, together with its Affiliates and Associates, owning, controlling or otherwise having any, beneficial, economic or other ownership interest representing in the aggregate in excess of 3% of the Common Shares outstanding at such time;

(v)    engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(vi)    participate in any “vote no,” “withhold” or similar campaign;

(vii)    deposit any Common Shares in any voting trust or subject any Common Shares to any arrangement or agreement with respect to the voting of any Common Shares (other than any such voting trust, arrangement or agreement solely among the members of the Investor Group that is otherwise in accordance with this Agreement); or

(viii)     otherwise take, or solicit, cause or encourage others to take, any action inconsistent with the foregoing.

(c)    Notwithstanding the foregoing, the provisions of this Section 3 shall not limit in any respect the actions of any trustee of the Company (including, but not limited to, the

New Trustee) in his or her capacity as such, recognizing that such actions are subject to such trustee’s fiduciary duties to the Company and its shareholders (it being understood and agreed that neither the Investors nor any of their Affiliates or Associates shall seek to do indirectly through the New Trustee anything that would be prohibited if done by any of the Investors or their Affiliates and Associates directly).

(d)    As of the date of this Agreement, none of the Investors are engaged in any discussions or negotiations with any person, and do not have any agreements, arrangements, or understandings, written or oral, formal or informal, and whether or not legally enforceable with any person concerning the acquisition of economic ownership of any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company, and have no actual and non-public knowledge that any other shareholders of the Company, including, but not limited to, any shareholders that have a Schedule 13D currently on file with the SEC with respect to the Company, have any present or future intention of taking any actions that if taken by the Investors would violate any of the terms of this Agreement. The Investors agree to refrain from taking any actions during the Standstill Period to intentionally encourage other shareholders of the Company or any other persons to engage in any of the actions referred to in the previous sentence.

(e)    As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the term “beneficial owner” shall have the same meaning as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; the term “economic ownership” shall have the same meaning as “beneficial owner” and “beneficially own,” except that a person will also be deemed to economically own and to be the economic owner of (i) all Common Shares which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all Common Shares in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of Common Shares; the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and the term “Related Person” shall mean, as to any person, any Affiliates or Associates of such person, and any other person with whom such person or such person’s Affiliates or Associates is Acting in Concert or any Affiliate or Associate of such other person.

(f)    For purposes of this Agreement, a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express written or oral agreement, arrangement or understanding) at any time after the first public announcement of the adoption of this Agreement, in concert or in parallel with such other person, or towards a common goal with such other person, relating to changing or influencing the control of the Company or in connection with or as a participant in any transaction having that purpose or effect, where (i) each person is conscious of the other person’s conduct and this awareness is an element in their decision-making processes and (ii) at least one additional factor would support a reasonable inference that such persons intended to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information, attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided that the additional factor required shall not include actions by an officer or trustee of the Company acting solely in such capacities. A person who is Acting in Concert with another person shall also be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.

(g)    Notwithstanding anything contained in this Agreement to the contrary:

(i)    The provisions of Sections 1, 2, and 3 of this Agreement shall automatically terminate upon the occurrence of a Change of Control transaction (as defined below) involving the Company if the acquiring or counter-party to the Change of Control transaction has expressly conditioned the closing of the transaction on the termination of such sections; and

(ii)     For purposes of this Agreement, a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the common equity interests and voting power of the Company’s then outstanding equity securities or (2) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s shareholders retain less than 50% of the common equity interests and voting power of the surviving entity’s then outstanding common equity securities.

(h)    For purposes of this Agreement, “Standstill Period” shall mean the period commencing on the date of this Agreement and ending at 11:59 p.m. Eastern Time on the date that is two (2) years from the date hereof.

(i)    For purposes of this Agreement, “Cooperation Period” shall mean the period commencing on the date of this Agreement and ending at 11:59 p.m. Eastern Time on the date of the certification of the vote of shareholders at the 2018 Annual Meeting.

4.    Expenses.

(a)    Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investor Group $250,000 within five (5) business days of the date of this Agreement for its out-of-pocket expenses, including legal fees and expenses, as actually incurred by the Investor Group in connection with the matters related to the 2017 Annual Meeting, the filing of a Schedule 13D amendment in connection with this Agreement and the negotiation and execution of this Agreement (the “Expense Reimbursement Amount”).

(b)    The Investors represent and warrant that (i) the Expense Reimbursement Amount is equal to or less than the amount of the out-of-pocket expenses, including legal fees and expenses, that the Investors actually incurred in connection with the matters related to the 2017 Annual Meeting, the filing of a Schedule 13D amendment in connection with this Agreement and the negotiation and execution of this Agreement, and (ii) the expenses that the Investor Group is seeking to be reimbursed for pursuant to this Section 4 are not, in any manner, dependent on the Company agreeing to any of the terms of this Agreement, including, but not limited to, this Section 4.

5.    Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6.    Representations and Warranties of the Investors. Each Investor, severally and not jointly, represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially and/or of record owns, directly or indirectly, only the number of Common Shares and Preferred Shares as described opposite its name on Exhibit A and does not own beneficially and/or of record, directly or indirectly, any other securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company, and Exhibit A includes all Affiliates and Associates of any Investors that own any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company beneficially or of record and reflects all securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company in which the Investors or any of its Affiliates or Associates have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute this Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof, (d) each of the Investors shall use its commercially reasonable efforts to cause its respective Affiliates and Associates to comply with the terms of this Agreement and (e) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound. With respect to Section 3(b)(ii), each Investor (other than Edward S. Friedman), severally and not jointly, represents and warrants to the Company that (x) 2,833,250 Common Shares are held by Investors that have restrictions on illiquid investments in their organizational documents and (y) Section 3(b)(ii) would cause such Investors to violate the terms of such organizational documents, absent the proviso included in Section 3(b)(ii).

7.    Mutual Non-Disparagement.

(a) Each Investor agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by the Company (provided that the Company shall have three (3) business days following written notice from such Investor of any material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its trustees, officers, Affiliates, Associates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives.

(b) The Company hereby agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by an Investor (provided that such Investor shall have three (3) business days following written notice from the Company of any material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the Investors or their Affiliates or Associates or any of their agents or representatives (collectively, the “Investor Agents”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of any Investor, its business or any of the Investor Agents.

(c) Notwithstanding the foregoing, nothing in this Section 7 or elsewhere in this Agreement shall prohibit any party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such party must provide, to the extent legally permissible, advance written notice to the other parties, and to the extent practicable, at least two business days in advance, prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 7, and reasonably consider any comments of such other parties.

(d) The limitations set forth in Section 7(a) and 7(b) shall not prevent any party from responding to any public statement made by the other party of the nature described in Section 7(a) and 7(b) if such statement by the other party was made in breach of this Agreement.

8.    Mutual Releases.

(a)    Releases by the Investor Group. Each of the Investors, on behalf of itself and, to the extent within the control of such Investor, its respective subsidiaries, Affiliates, Associates, officers, trustees, employees, members, managers, partners, trustees, beneficiaries, predecessors, and principals (the “Investor Group Releasors”), hereby does fully, unconditionally and irrevocably release and forever discharge, and covenant not to assert, sue or take any steps to further, any claim, action or proceeding against the Company, its subsidiaries and all of their past and present Affiliates, Associates, officers, trustees, members, partners, managers, employees, and their heirs, successors, predecessors, and assigns (the “Company Releasees”), and each of them, from and in respect of any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys’ fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, foreseen or unforeseen, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, fixed or contingent, accrued or unaccrued, apparent or unapparent, including unknown claims that are, have been, could have been, or could now be, asserted in any court, tribunal or proceeding (including, but not limited to, any shareholder derivative claims for, based upon or arising out of any actual or alleged breach of fiduciary or other duty, negligence, fraud or misrepresentation, or any other claims based upon or arising under any federal, state, local, foreign, statutory, regulatory, common, or other law or rule, which shall be deemed to include but is not limited to any federal or state securities, antitrust, or consumer protection laws, whether or not within the exclusive jurisdiction of the federal courts), whether legal, equitable, or any other type, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Investor Group Releasors have, had or may have against the Company Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement, except that the foregoing release does not release any rights and duties under this Agreement or any claims the Investor Group Releasors may have for the breach of any provisions of this Agreement.

(b)    Releases by the Company. The Company, on behalf of itself and, to the extent within the control of the Company, its subsidiaries, Affiliates, Associates, officers, trustees, employees, members, managers, partners, trustees, beneficiaries, predecessors, and principals (the “Company Releasors”), hereby do fully, unconditionally and irrevocably release and forever discharge, and covenants not to assert, sue or take any steps to further any claim, action or proceeding against, any Investor and its respective Affiliates, Associates, officers, trustees, members, managers, partners, trustees, beneficiaries, employees and its heirs, successors, predecessors, subsidiaries and principals (the “Investor Group Releasees”), and each of them, from and in respect of any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys’ fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, foreseen or unforeseen, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, fixed or contingent, accrued or unaccrued, apparent or unapparent, including unknown claims that are, have been, could have been, or could now be, asserted in any court, tribunal or proceeding (including, but not limited to, any claims based upon or arising under any federal, state, local, foreign, statutory, regulatory, common, or other law or rule, which shall be deemed to include but is not limited to any federal or state securities, antitrust, or consumer protection laws, whether or not within the exclusive jurisdiction of the federal courts), whether legal, equitable, and whether direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Company Releasors have, had or may have against the Investor Group Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement, except that the foregoing release does not release any rights and duties under this Agreement or any claims any of the Company Releasors may have for the breach of any provisions of this Agreement.

(c)    Transfer and Assignment. Each of the parties to this Agreement represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm, or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released. Each of the parties represents and warrants that neither it nor any assignee has filed any lawsuit against the other.

(d)    No Limitations on Releases. The parties to this Agreement waive any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) which may have the effect of limiting the releases as set forth in this Section 8. Without limiting the generality of the foregoing, the parties acknowledge that there is a risk that the damages which they believe they have suffered or will suffer may turn out to be other than or greater than those now known, suspected, or believed to be true. In addition, the cost and damages they have incurred or have suffered may be greater than or other than those now known. Facts on which they have been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true. The parties acknowledge that in entering into this Agreement, they have expressed that they agree to accept the risk of any such possible unknown damages, claims, facts, demands, actions, and causes of action. Accordingly, the releases contemplated by this Agreement shall be deemed to extend to claims that any of the releasing persons do not know or suspect exist in his, her, or its favor at the time of the release of the released claims, which if known might have affected the decision to enter into this Agreement.

(e)    Releases Binding, Unconditional and Final. The Parties hereby acknowledge and agree that the releases and covenants provided for in this Section 8 are binding, unconditional and final as of the date hereof.

9.    No Concession or Admission of Liability. This Agreement is being entered into for the purpose of avoiding litigation, uncertainty, controversy and legal expense, constitutes a compromise and settlement entered into by each party hereto, and shall not in any event constitute, be construed or deemed a concession or admission of any liability or wrongdoing of any of the parties.

10.    Public Announcements. Promptly following the execution of this Agreement, the Company and the Investor Group shall issue a mutually agreeable press release (the “Mutual Press Release”), announcing certain terms of this Agreement, substantially in the form attached hereto as Exhibit B. Prior to the issuance of the Mutual Press Release, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. During the Standstill Period, neither the Company nor the Investor Group or any of its Affiliates or Associates shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange (and, in any event, each party will provide the other party, prior to making any such public announcement or statement, a reasonable opportunity to review and comment on such disclosure, to the extent reasonably practicable under the circumstances, and each party will consider any comments from the other in good faith) or with the prior written consent of the other party, and otherwise in accordance with this Agreement.

11.    SEC Filings.

(a)    No later than two (2) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting the entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto. The Company shall provide the Investor Group and its counsel a reasonable opportunity (no later than 5:00 pm EDT on the business day immediately preceding the date of the filing of the Current Report on Form 8-K) to review and comment on the Form 8-K prior to such filing, which comments shall be considered in good faith.

(b)    No later than two (2) business days following the execution of this Agreement, the Investor Group shall file an amendment to its Schedule 13D with respect to the Company that has been filed with the SEC, reporting the entry into this Agreement, amending applicable items to conform to their obligations hereunder, reporting that it is converting its Schedule 13D to a Schedule 13G and appending or incorporating by reference this Agreement as an exhibit thereto. The Investor Group shall provide the Company and its counsel a reasonable opportunity (no later than 5:00 pm EDT on the business day immediately preceding the date of the filing of the Schedule 13D amendment) to review and comment on the Schedule 13D amendment prior to such filing, which comments shall be considered in good faith.

12.    Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

13.    Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated) or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

RAIT Financial Trust

Two Logan Square

100 N. 18th Street, 23rd Floor

Philadelphia, PA 19103

Fax No.: (215) 207.2786

Email: jreyle@rait.com

Attention: John J. Reyle, Esq., General Counsel

With copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, N.W.

Washington, DC 20004

Fax No.: (202) 739-3001

Email: keith.gottfried@morganlewis.com

Attention: Keith E. Gottfried, Esq.

If to any Investor:

Highland Capital Management, L.P.

300 Crescent Court, Suite 700

Dallas, TX 75201

Fax No.: (972) 628-4147

Email: tsurgent@HighlandCapital.com

Attention: Thomas Surgent, Esq.

With copies (which shall not constitute notice) to:

Boies Schiller Flexner LLP

1401 New York Avenue, NW

Washington, DC 20005

Fax No.: (202) 237-6131

E-mail: sgant@bsfllp.com

Attention: Scott E. Gant, Esq.

14.    Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of Maryland executed and to be performed wholly within the State of Maryland, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.

15.    Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of federal or state courts of the State of Maryland in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of Maryland, and each of the parties irrevocably waives the right to trial by jury, (c) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such party’s principal place of business or as otherwise provided by applicable law. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action, suit or other legal proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) such action, suit or other legal proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action, suit or other legal proceeding is improper or (iii) this agreement, or the subject matter hereof, may not be enforced in or by such court.

16.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.    Representative. The Investor Group and each Investor hereby irrevocably appoints Matt R. McGraner as its attorney-in-fact and representative (the “Investor Group Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by the Investor Group Representative or upon any document, notice, instruction or other writing given or executed by the Investor Group Representative.

18.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth herein.

19.    Headings. The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

20.    Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

21.    Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.

22.    Receipt of Adequate Information; No Reliance; Representation by Counsel. Each party acknowledges that it has received adequate information to enter into this Agreement, that it has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof, and that it has not relied on any promise, representation or warranty, express or implied not contained in this Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. Further, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

23.    Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

24.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

25.    Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the parties hereto, or in the case of the Investors, the Investor Group Representative, or their respective successors or assigns; provided that the exclusion of Edward S. Friedman from the standstill provisions of Section 3(b) may not be revised without the written consent of Edward S. Friedman.

26.    Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted and approved by the unanimous vote of the entire membership of the Board), and with respect to the Company, the prior written consent of the Investor Group Representative; provided further, that an Investor may assign this Agreement to an Affiliate or Associate of the Investor Group, so long as any such Affiliate or Associate agrees to be bound in writing by the terms and conditions of this Agreement and any such assignment shall not relieve the assignor of any of its duties and obligations under this Agreement.

27.    No Third-Party Beneficiaries. Except for Section 7 hereof which is intended to benefit the Company Representatives and the Investor Agents and Section 8 hereof which is intended to benefit the released parties referenced therein, the representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

28.    Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

29.    Assurances of Performance. Each of the Investors shall use its commercially reasonable efforts to cause its respective Affiliates, Associates, officers, trustees and other Investor Agents, to comply with the terms of this Agreement

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

RAIT FINANCIAL TRUST

By:	/s/ Scott Davidson
Name:	Scott Davidson
Title:	Chief Executive Officer

HIGHLAND FUNDS II, on behalf of its series Highland Global Allocation Fund

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Authorized Signatory

HIGHLAND FUNDS II, on behalf of its series Highland Small-Cap Equity Fund

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Authorized Signatory

HIGHLAND CAPITAL MANAGEMENT FUND ADVISORS, L.P.
By: Strand Advisors XVI, Inc., its general partner

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Authorized Signatory

STRAND ADVISORS XVI, INC.

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Authorized Signatory

NEXPOINT REAL ESTATE STRATEGIES FUND

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Authorized Signatory

NEXPOINT ADVISORS, L.P.
By: NexPoint Advisors GP, LLC, its general partner

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Authorized Signatory

NEXPOINT ADVISORS GP, LLC

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Authorized Signatory

HIGHLAND SELECT EQUITY MASTER FUND, L.P.
By: Highland Select Equity Fund GP, L.P., its general partner
By: Highland Select Equity GP, LLC, its general partner
By: Highland Capital Management, L.P., its sole member
By: Strand Advisors, Inc., its general partner

By:	/s/ Scott Ellington
Name:	Scott Ellington
Title:	Authorized Signatory

HIGHLAND SELECT EQUITY FUND GP, L.P.
By: Highland Select Equity GP, LLC, its general partner
By: Highland Capital Management, L.P., its sole member
By: Strand Advisors, Inc., its general partner

By:	/s/ Scott Ellington
Name:	Scott Ellington
Title:	Authorized Signatory

HIGHLAND SELECT EQUITY GP, LLC
By: Highland Capital Management, L.P., its sole member
By: Strand Advisors, Inc., its general partner

By:	/s/ Scott Ellington
Name:	Scott Ellington
Title:	Authorized Signatory

HIGHLAND CAPITAL MANAGEMENT, L.P.
By: Strand Advisors, Inc., its general partner

By:	/s/ Scott Ellington
Name:	Scott Ellington
Title:	Authorized Signatory

STRAND ADVISORS, INC.

By:	/s/ Scott Ellington
Name:	Scott Ellington
Title:	Authorized Signatory

NEXPOINT REAL ESTATE ADVISORS, L.P.
By: NexPoint Advisors, L.P., its sole member
By: NexPoint Advisors GP, LLC, its general partner

By:	/s/ Scott Ellington
Name:	Scott Ellington
Title:	Authorized Signatory

NEXPOINT REAL ESTATE ADVISORS GP, LLC

By:	/s/ Scott Ellington
Name:	Scott Ellington
Title:	Authorized Signatory

HCRE Partners, LLC

By:	/s/ Matt R. McGraner
Name:	Matt R. McGraner
Title:	Vice President

/s/ James D. Dondero
James D. Dondero

/s/ Matt R. McGraner
Matt R. McGraner

/s/ Edward S. Friedman
Edward S. Friedman

EXHIBIT A

SHAREHOLDERS, AFFILIATES, AND OWNERSHIP

Investor	Common Shares Beneficially Owned	Series A Preferred Shares Beneficially Owned	Series B Preferred Shares Beneficially Owned	Series C Preferred Shares Beneficially Owned
Highland Select Equity Master Fund, L.P.	2,332,087	10,000	10,800	—
Highland Capital Management, L.P.	2,332,087	10,000	10,800	—
Highland Select Equity Fund GP, L.P.	2,332,087	10,000	10,800	—
Highland Select Equity GP, LLC	2,332,087	10,000	10,800	—
Strand Advisors, Inc.	2,332,087	10,000	10,800	—
Highland Global Allocation Fund	2,219,361	—	—	—
Highland Small-Cap Equity Fund	613,889	—	—	—
Highland Capital Management Fund Advisors, L.P.	2,833,250	—	—	—
Strand Advisors XVI, Inc.	2,833,250	—	—	—
NexPoint Real Estate Strategies Fund	117,040	17,050	13,500	12,039
NexPoint Advisors, L.P.	117,040	17,050	13,500	86,039
NexPoint Advisors GP, LLC	117,040	17,050	13,500	86,039
HCRE Partners, LLC	—	15,500	1,900	7,200
James D. Dondero	5,282,377	42,550	26,200	93,239
Matt McGraner	3,000	15,500	1,900	7,200
Edward S. Friedman	346,865	—	—	—

Aggregate total beneficially owned by the Investor Group:	5,629,242	42,550	26,200	93,239

EXHIBIT B

FORM OF PRESS RELEASE

RAIT REACHES AGREEMENT WITH HIGHLAND CAPITAL MANAGEMENT, L.P.

PHILADELPHIA, PA – May 26, 2017 – RAIT Financial Trust (“RAIT”) (NYSE: RAS), a national direct lender to owners of commercial real estate and an internally-managed real estate investment trust, today announced that it has entered into a cooperation agreement with Highland Capital Management, L.P. and its affiliates, which, in the aggregate, beneficially own approximately 5.9% of RAIT’s outstanding common shares. Under the terms of the cooperation agreement, RAIT has agreed that, following the certification of the vote at its 2017 Annual Meeting of Shareholders, it will appoint to its Board of Trustees a new trustee who will be one of two candidates recommended by Highland Capital. In addition, RAIT has agreed that within 120 days from the date of the cooperation agreement, it will appoint an additional new trustee to its Board.

Michael J. Malter, RAIT’s non-executive and independent Chairman of the Board, stated, “We are pleased to have reached this cooperation agreement with Highland Capital, as we believe this outcome serves the best interests of RAIT and its shareholders. By constructively engaging and collaborating with Highland Capital, we have been introduced to two very attractive candidates for our Board of Trustees, either of whom we believe would bring substantive skills and experience that will complement the strengths of the current members of our Board and enhance management’s ability to drive the execution of its various initiatives.”

James D. Dondero, the Co-Founder and President of Highland Capital, said, “We are pleased to have worked collaboratively with the RAIT Board and senior management team to reach this cooperation agreement, which we believe is a good outcome for all shareholders. We believe the addition of two new trustees will strengthen the RAIT Board and further facilitate the ongoing efforts of the senior management team to enhance shareholder value.”

Under the terms of the cooperation agreement, Highland Capital and its affiliates have agreed to vote their shares in support of, among other things, the election of the slate of trustees recommended by RAIT’s Board at the 2017 annual meeting and to abide by certain other voting and customary standstill provisions.

The complete cooperation agreement between RAIT and Highland Capital and its affiliates will be filed as an exhibit to a Current Report on Form 8-K with the Securities and Exchange Commission.

UBS Investment Bank served as financial advisor to RAIT. Morgan, Lewis & Bockius LLP served as legal counsel to RAIT and its Board of Trustees. FTI Consulting, Inc. served as investor relations advisor to RAIT.

About RAIT Financial Trust

RAIT Financial Trust (NYSE: RAS) is an internally managed real estate investment trust focused on providing debt financing options to owners of commercial real estate. Additional information about RAIT can be found on its website at www.rait.com.

Forward-Looking Information

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “guidance,” “may,” “plan,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “seek,” “opportunities” or other similar words or terms.

RAIT’s forward-looking statements include, but are not limited to, statements regarding RAIT’s plans and initiatives to (i) simplify its business model, (ii) focus originations on high credit quality, first lien loans, (iii) adopt a direct loan origination model that facilitates improved credit and long-term borrower relationships, (iv) deleverage and streamline lending strategy to focus on RAIT’s core competencies, (v) opportunistically divest and maximize the value of RAIT’s legacy REO portfolio and existing property management operations and, ultimately, minimize REO holdings, (vi) significantly reduce its total expense base, (vii) reinvest capital into what it believes is a higher yielding lending business, (viii) achieve its asset mix targets, (ix) sell non-core CRE and lower asset management costs, (x) minimize the issuance of mezzanine debt and preferred equity, (xi) optimize the level of working capital on the balance sheet, (xii) achieve its financial targets, (xiii) achieve its capital structure targets, (xiv) reduce reliance on the issuances of corporate debt and/or preferred stock, (xv) reduce leverage, including preferred stock as a percentage of total assets, (xvi) reduce legacy CDOs as a percentage of total secured indebtedness, (xvii)determine its future dividend policy, (xviii) achieve significant annual expense savings in connection with the internalization of IRT, (xix) exit the commercial property management business, and (xx) enhance its long-term prospects and create value for its shareholders. Such forward-looking statements are based upon RAIT’s historical performance and its current plans, estimates, predictions and expectations and are not a representation that such plans, estimates, predictions or expectations will be achieved. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements.

Risks, uncertainties and contingencies that may affect the results expressed or implied by RAIT’s forward-looking statements include, but are not limited to: (i) whether RAIT will be able to continue to implement its strategy to transition RAIT to a more lender focused, simpler, and more cost-efficient business model, to deleverage and to generate enhanced returns for its shareholders; (ii) whether RAIT will be able to continue to opportunistically divest and maximize the value of RAIT’s legacy REO portfolio and existing property management operations and the majority of RAIT’s non-lending assets; (iii) whether anticipated cost savings from the internalization of IRT will be achieved; (iv) whether the divestiture of RAIT’s CRE portfolio will lead to lower asset management costs and lower expenses; (v) whether RAIT will be able to reduce compensation and G&A expenses and indebtedness; (vi) whether RAIT’s new leadership will lead to enhanced value for shareholders; (vii) whether RAIT will be able to create sustainable earnings and grow book value; (viii) whether RAIT will be able to redeploy capital from non-lending related asset sales; (ix) whether RAIT will be able to increase loan origination levels; (x) whether the disposition of non-core assets, reductions in debt levels and expected loan repayments will impact RAIT’s Cash Available for Distribution (CAD); (xi) whether RAIT will continue to pay dividends and the amount of such dividends; (xii) whether RAIT will be able to organically increase reliance on match-funded asset-level debt; (xiii) overall conditions in commercial real estate and the economy generally; (xiv) whether market conditions will enable us to continue to implement our capital recycling and debt reduction plan involving selling properties and repurchasing or paying down our debt; (xv) whether we will be able to originate sufficient bridge loans; (xvi) whether the timing and amount of investments, repayments, any capital raised and our use of leverage will vary from those underlying our assumptions; (xvii) changes in the expected yield of our investments; (xviii) changes in financial markets and interest rates, or to the business or financial condition of RAIT or its business; (xix) whether RAIT will be able to originate loans in the amounts assumed; (xx) whether RAIT will generate any CMBS gain on sale profits; (xxi) whether the amount of loan repayments will be at the level assumed; (xxii) whether our management changes will be beneficial to RAIT; (xxiii) whether RAIT will be able to dispose of its industrial portfolio or sell the other properties; (xxiv) the availability of financing and capital, including through the capital and securitization markets; and (xxv) other factors described in RAIT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in other filings with the SEC. RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

Important Additional Information And Where To Find It

RAIT, its trustees and certain of its executive officers are deemed to be participants in the solicitation of proxies from RAIT’s shareholders in connection with the matters to be considered at RAIT’s 2017 Annual Meeting of Shareholders. On May 15, 2017, RAIT filed a definitive proxy statement and accompanying definitive WHITE proxy card with the SEC in connection with the solicitation of proxies from RAIT shareholders in connection with the matters to be considered at RAIT’s 2017 Annual Meeting of Shareholders. Information regarding the names of RAIT’s trustees and executive officers and their respective interests in RAIT by security holdings or otherwise are set forth in such definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY RAIT WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, the accompanying WHITE proxy card, and other documents filed by RAIT with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of RAIT’s corporate website at www.RAIT.com, by writing to RAIT’s Corporate Secretary at RAIT Financial Trust, Two Logan Square, 100 N. 18th Street, 23rd Floor, Philadelphia, PA 19103, or by calling RAIT’s Secretary at (215) 207.2100.

RAIT Financial Trust Contact

Andres Viroslav

215-207-2100

aviroslav@rait.com

May 25, 2017

RAIT Financial Trust

Two Logan Square

100 N. 18th Street, 23rd Floor

Philadelphia, PA 19103

Attn: Anders Laren

Secretary

Dear Mr. Laren:

You are hereby notified that I consent to serving as a trustee of RAIT Financial Trust (the “Company”) if appointed under the terms of the Cooperation Agreement, dated May 25, 2017, by and among the Company and the Investors party thereto. Further, I agree, if appointed as a trustee of the Company, I will comply with all corporate governance, conflicts of interest, code of conduct and ethics, confidentiality and stock ownership and trading policies and guidelines of the Company, as the same shall be amended from time to time by the Board.

Very truly yours,

/s/ Andrew C. Richardson

May 25, 2017

RAIT Financial Trust

Two Logan Square

100 N. 18th Street, 23rd Floor

Philadelphia, PA 19103

Attn: Anders Laren

Secretary

Dear Mr. Laren:

You are hereby notified that I consent to serving as a trustee of RAIT Financial Trust (the “Company”) if appointed under the terms of the Cooperation Agreement, dated May 25, 2017, by and among the Company and the Investors party thereto. Further, I agree, if appointed as a trustee of the Company, I will comply with all corporate governance, conflicts of interest, code of conduct and ethics, confidentiality and stock ownership and trading policies and guidelines of the Company, as the same shall be amended from time to time by the Board.

Very truly yours,

/s/ Nancy Jo Kuenstner